UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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|X|   Soliciting Material Pursuant to ss.240.14a-12

                   INTERCHANGE FINANCIAL SERVICES CORPORATION
                (Name of Registrant as Specified In Its Charter)

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                                                                    News Release

                                                                  Media Contact:
                                                               TD Banknorth Inc.
                                                               Jeffrey Nathanson
                                                                  (207) 761-8517
                                               jeffrey.nathanson@tdbanknorth.com

                                      Interchange Financial Services Corporation
                                                                  Anthony Abbate
                                                            (201) 703-2265; 2500
                                                                              or
                                                              Anthony Labozzetta
                                                            (201) 703-2265; 2610

FOR IMMEDIATE RELEASE
April 13, 2006

TD Banknorth to Expand Its Presence in Northern New Jersey with the Acquisition of Interchange Financial Services Corporation

TD Banknorth Inc. ("TD Banknorth") (NYSE: BNK) and Interchange Financial Services Corporation ("Interchange") (NASDAQ: IFCJ) announced today that they have entered into a definitive agreement for TD Banknorth to acquire Interchange for $480.6 million in an all cash transaction.

Headquartered in Saddle Brook, New Jersey, Interchange had $1.6 billion in assets and $1.3 billion in deposits at December 31, 2005 and operates 30 branches in Bergen and Essex counties. "We are pleased to continue our expansion in the wealthy and dynamic market of northern New Jersey," said William J. Ryan, TD Banknorth Chairman, President and Chief Executive Officer. "This is an excellent complement to our recent acquisition of Hudson United."

TD Banknorth, which completed the acquisition of Hudson United Bancorp on January 31, 2006, currently operates 102 branches in New Jersey. Upon completion of the acquisition of Interchange, TD Banknorth is expected to be New Jersey's 9th largest bank and the 5th largest in Bergen County based on total deposits.

"We are pleased to become part of the TD Banknorth family," said Anthony Abbate, Interchange's President and Chief Executive Officer. "This transaction is the logical next step in providing continued significant gain and value to our shareholders over these many years. In addition, TD Banknorth will bring to our customers and communities a greater array of products and services."

The terms of the merger agreement call for each outstanding share of Interchange common stock to be converted into the right to receive $23.00 in cash per share for a total purchase price of approximately $480.6 million. The cash to be paid in the transaction will be financed primarily through TD Banknorth's sale of 13 million shares of TD Banknorth common stock to TD Banknorth's parent company, TD Bank Financial Group, at a price of $31.17 per share, for a total of $405.2 million.

It is anticipated that the transaction will be breakeven to TD Banknorth earnings on both a GAAP and a cash operating basis in 2007. In addition, the transaction will not have a material impact on TD Banknorth's capital ratios.

The definitive agreement has been approved by the Board of Directors of both TD Banknorth and Interchange. The transaction is subject to approval by shareholders of Interchange, as well as customary regulatory approvals, and is expected to close early in the first quarter of 2007 with a systems conversion shortly thereafter.

TD Banknorth was advised by Keefe, Bruyette & Woods and its legal counsel was Elias, Matz, Tiernan & Herrick LLP. Interchange was advised by Goldman, Sachs & Co. and its legal counsel was Thacher Proffitt & Wood LLP.

Conference Call Details

TD Banknorth will hold an analyst conference call on Monday, April 17, 2006, at 8:30 a.m., Eastern Daylight Time, to discuss details of the transaction. A copy of the investor presentation for the call is available at TD Banknorth's website at www.tdbanknorth.com/investorrelations. The call will feature a presentation by TD Banknorth CEO, Bill Ryan, and will be followed by a question and answer period for analysts and investors. The dial-in number for the call in the USA and Canada is 800-901-5226 and the international dial-in number is 617-786-4513. The passcode for the call is 76722311. The conference call is also being webcast by CCBN and can be accessed at TD Banknorth's website at www.tdbanknorth.com/investorrelations.

A replay of the conference call will be available shortly after the call's completion for at least 30 days. The replay dial-in number in the USA and Canada is 888-286-8010 and the international replay dial-in number is 617-801-6888. The replay passcode is 24409787. A webcast replay will also be available at TD Banknorth's website www.tdbanknorth.com/investorrelations.

About TD Banknorth Inc.

TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At January 31, 2006, TD Banknorth had over $40 billion of total consolidated assets and provided financial services to more than 1.5 million households in the Northeast. TD Banknorth's banking subsidiary, TD Banknorth, N.A., operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Vermont. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking, private label credit cards, insurance premium financing and other financial services and offers investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol "BNK". For more information, visit http://www.TDBanknorth.com.

About Interchange Financial Services Corporation

Headquartered in Saddle Brook, N.J., Interchange Financial Services Corporation is the parent holding company of Interchange Bank, New Jersey's largest independent bank serving Bergen and Essex Counties. With $1.6 billion in assets and 30 branches, Interchange offers innovative financial products and services to businesses and retail customers. The Interchange common stock is quoted on the Nasdaq National Market under the symbol "IFCJ". For additional information, please visit the company's Web site at www.interchangebank.com.

About TD Bank Financial Group

The Toronto-Dominion Bank and its subsidiaries are collectively known as TD Bank Financial Group. TD Bank Financial Group serves more than 14 million customers in four key businesses operating in a number of locations in key financial centres around the globe: Canadian Personal and Commercial Banking including TD Canada Trust; Wealth Management including TD Waterhouse and an investment in TD Ameritrade; Wholesale Banking, including TD Securities; and U.S. Personal and Commercial Banking through TD Banknorth. TD Bank Financial Group also ranks among the world's leading on-line financial services firms, with more than 4.5 million online customers. TD Bank Financial Group had CDN$384 billion in assets, as of January 31, 2006. The Toronto-Dominion Bank trades on the Toronto and New York Stock Exchanges under the symbol "TD".

Forward-looking Information

This press release contains forward-looking statements regarding TD Banknorth's acquisition of Interchange. Words such as "expect", "feel", "believe", "will", "may", "anticipate", "plan", "estimate", "intend", "should" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) estimated synergies from the acquisition cannot be fully realized within the expected time frame; (2) revenues following the acquisition are lower than expected; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of TD Banknorth and Interchange are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which TD Banknorth will be doing business, are less favorable than expected; (7) legislation or changes in regulatory requirements adversely affect the businesses in which TD Banknorth would be engaged; or (8) factors which would result in a condition to the transaction not being met. Neither TD Banknorth nor Interchange undertakes any obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

This communication is being made in respect of the proposed merger transaction involving Interchange Financial Services Corporation and TD Banknorth Inc. Interchange will be filing relevant documents concerning the merger with the Securities and Exchange Commission, including a proxy statement. We urge investors to read these documents because they will contain important information. Investors will be able to obtain these documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the Commission by Interchange will be available free of charge from the Secretary of Interchange (Nicholas R. Marcalus, Secretary, Interchange Financial Services Corporation, Park 80 West/Plaza II, Saddle Brook, New Jersey 07663, telephone
(201) 703-2265).

Interchange and its directors and executive officers may be deemed to be participants in the solicitation of proxies to approve the merger. Information about the directors and executive officers of Interchange and ownership of Interchange common stock is set forth in Interchange's proxy statement for its 2005 annual meeting of stockholders, dated March 30, 2005, as filed with the Commission. Additional information about the interests of those participants may be obtained from reading the definitive proxy statement relating to the proposed acquisition when it becomes available. Interchange stockholders should read the proxy statement and other documents to be filed with the Commission carefully before making a decision concerning the merger.

Source: TD Banknorth Inc.
        Interchange Financial Services Corporation

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